Exhibit 10.7
ULTA SALON, COSMETICS & FRAGRANCE, INC.
SECOND AMENDED AND RESTATED RESTRICTED
STOCK OPTION PLAN
Section 1. Purpose
          The purpose of this Second Amended and Restated Restricted Stock Option Plan (the “Plan”) is to compensate and to provide an incentive to key employees of and consultants to Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) commensurate with the financial success of the Company. It is intended that the options granted pursuant to the Plan shall not constitute “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
          This Second Amended and Restated Restricted Stock Option Plan adopted by the Board of Directors effective as of December 1, 1998 amends and restates in its entirety that certain Restricted Stock Option Plan previously adopted by the Company as of January 20, 1993 (“Original Plan”) as amended and restated as of May 1, 1997 (“Prior Plan”). All options previously granted under the Original Plan, Prior Plan and Restricted Stock issued as a result of the exercise of such options, are hereby subject to the terms and conditions of the Plan as stated herein.
Section 2. Definitions
     (a) The “company’s common stock” means common stock, par value $.01 per share, of the company.
     (b) “Cause” means, as determined in the sole discretion of the Board, an Optionee’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of Optionee’s responsibilities to the Company (e.g. gross negligence, willful misconduct, insubordination or unethical conduct); (iv) for Optionee’s who are employee’s, violation of the Company’s Policy Regarding NonCompetition, NonSolicitation and Confidential Information or any other material condition of employment; or (v) for Optionee’s who are employee’s, voluntary termination of employment by the Optionee without providing the Company with a minimum of two weeks notice, unless the giving of such notice is otherwise waived by the Company.
     (c) “Consultant” means any consultant or advisor to the Company if (i) such consultant or advisor renders bona fide services to the Company, (ii) the services rendered are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the consultant or advisor is a natural person who has contracted with the Company directly to perform services.
     (d) “Directing Investors” means those Investors holding a majority of the Underlying Common Stock.

     (e) “Disability” means the mental or physical incapacity of the Optionee such that Optionee would qualify for disability benefits under the Company’s long term disability plan, if a participant therein.
     (f) The “Fair Market Value” means (i) the closing price of the Company’s Common Stock on the principal exchange on which the Common Stock is then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or (ii) if the Company’s Common Stock is not traded on an exchange but is reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System (“NASDAQ System”) or a successor quotation system, the last sales price on the most recent trading day previous to such date, or (iii) if the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System, the Fair Market Value will be the fair value of the Common Stock as determined in good faith by the Board.
     (g) “Independent Third Party” means any person who, immediately prior to the contemplated transaction, does not own in excess of five percent (5%) of the Company’s Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with the Company or any such five percent (5%) owner of the Company’s Common Stock and who is not the spouse or a descendent (by birth or adoption) of any such five percent (5%) owner of the Company’s Common Stock,
     (h) “Investors” means the record owners of the Company’s Preferred Stock as of the date of repurchase of the Restricted Stock.
     (i) “Preferred Stock” means Series I Convertible Preferred Stock, Series II Convertible Preferred Stock, Series IV Convertible Preferred Stock of the Company and such other additional convertible preferred stock as the Company may issue from time to time.
     (j) “Public Offering” means the sale, in an underwritten public offering registered under the 1933 Act, of shares of the Company’s Common Stock.
     (k) “Qualified Public Offering"’ means a Public Offering in which (i) the aggregate cash proceeds received by the Corporation for the shares sold in such offering is at least $15 million; (ii) the price per share paid by the public for the shares sold in such offering implies a total equity valuation of the Corporation of at least $100 million; and (iii) the shares sold in such offering are listed on the American Stock Exchange or the New York Stock Exchange or are quoted on the NASDAQ System.
     (l) “Restricted Stock” The Company’s Common Stock to be issued upon the exercise of options granted under this Plan. For purposes of this Plan, Restricted Stock will continue to be Restricted Stock in the hands of any holder other than the Optionee to whom issued (except for the Company, any Investor and purchasers pursuant to an offering registered with the Securities Exchange Commission or purchasers pursuant to a Rule 144 transaction), and each such other holder of Restricted Stock will succeed to all rights and obligations attributable to such Optionee as a holder of Restricted Stock hereunder. Restricted Stock will also include shares of the Company’s capital stock issued with respect to shares of Restricted Stock by way of a stock split, stock dividend or other recapitalization.

     (m) “Retirement” means the retirement of the Optionee from the Company on or after attaining age 55, or as otherwise may be agreed upon by the Optionee and the Company with the approval of the Committee.
     (n) A “Sale of the Company” means the sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties (i) acquire, in one transaction or a series of related transactions, capital stock of the Company possessing the voting power to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) acquire by sale, lease, assignment, transfer or other conveyance all or substantially all of the Company’s assets determined on a consolidated basis.
     (o) “Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any person or entity who holds Preferred Stock will be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Preferred Stock. As to any particular shares of Underlying Common Stock, such shares will cease to be Underlying Common Stock when the), have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).
Section 3. Administration
          This Plan shall be administered by a Committee (the “Committee”) composed of at least two (2) members of the Company’s Board of Directors (the “Board”) as appointed by the Board, but if no Committee is so appointed, then the Committee shall consist of the entire Board. Each appointed Committee member may be removed from the Committee by the Board at any time without cause. In the event the Company has issued any class of common stock required to be registered under Section 12 of the Exchange Act, the Committee shall be composed of “outside directors” as described in Section 162(m) of the Code, and the Committee shall be so constituted so as to comply with the disinterested administration requirements under Rule 16b-3 of the Exchange Act. Members of the Committee shall serve at the pleasure of the Board.
          The Committee shall have authority to:
(a)	determine the eligible employees of the Company and Consultants to the Company to be granted options, when such option shall be granted and the number of shares and terms with respect to each such option;

(b)	prescribe rules and regulations for administering the Plan; and

(c)	decide any questions arising as to the interpretation or application of any provision under this Plan.

The determination of the Committee as to any of these matters shall be final and binding upon all persons whomsoever and shall be reported to the Board at its next ensuing meeting. The Committee, may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers or other persons to assist in the administration of the Plan. The Committee, the Company and the Board shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken in good faith shall be final and binding upon all Optionees or other holders of Restricted Stock, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any option or Restricted Stock and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
Section 4. Number of Options
          A grantee of an option under this Plan (an “Optionee”) may hold more than one option hereunder, but only on the terms and conditions set forth herein and in any agreement granting options to an Optionee pursuant to Section 6.
Section 5. Stock to Be Issued Under This Plan
          The Restricted Stock to be issued upon the exercise of options granted under this Plan may either be authorized and unissued shares or issued shares held in or hereafter acquired for the treasury of the Company. The aggregate number of shares of Restricted Stock which may be issued under options granted hereunder shall not exceed Six Million Three Hundred Forty-Four Thousand Seven Hundred and Fifty-Five (6,344,755) shares, subject to adjustment under Section 12. Options on not more than twenty-five percent (25%) of Restricted Stock reserved for issuance under the Plan may be awarded to any individual participant.
          In the event that any outstanding option under this Plan expires or is terminated, the shares of Restricted Stock allocable to the unexercised portion of such option may again be subject to an option under the Plan.
          The date of issuance of the option is referred to herein as the “Date of Issuance.” An option may only be exercised to the extent vested in accordance with the terms and conditions of this Plan. Subject to the provisions contained herein, the option will vest in accordance with the following schedule if as of each date set forth the Optionee remains employed by the Company either as an employee or as a Consultant, except as provided herein:

Cumulative Percentage of
Date	Option Which is Vested
Date of Issuance	0%

First Anniversary of the Date of Issuance	25%

Second Anniversary of the Date of Issuance	50%

Third Anniversary of the Date of Issuance	75%

Fourth Anniversary of the Date of Issuance	100%

          The option shall be 100% vested and fully exercisable if the Optionee’s employment with the Company or retention as a Consultant is terminated by reason of death or Disability. Unless the Committee specifically waives the application of this sentence, then notwithstanding the vesting schedule contained herein or in the Optionee’s agreement, if the Optionee’s employment or retention as a Consultant is terminated for Cause all options granted to such Optionee shall be immediately canceled and forfeited. Upon termination of employment with the Company or retention as a Consultant for any reason other than death, Disability or Cause any portion of an option that is not yet vested shall be forfeited and canceled. In the event of a Sale of the Company, the option shall become 100% vested and fully exercisable on the date of such Sale of the Company.
Section 6. Terms and Conditions of Options
          Each option granted under this Plan shall be evidenced by an agreement in writing which shall be subject to such amendment and modification from time to time as the Committee shall deem necessary to comply with applicable laws or regulations, and which shall contain, in such form and with such other provisions as the Committee shall from time to time determine, provisions which comply with the following terms and conditions:
(a)	The Number of Shares. Each option shall state the number of shares of Restricted Stock to which it pertains.

(b)	Option Price. Each option shall state the option price per share of Restricted Stock, which shall be equal to the Fair Market Value of one share of Restricted Stock on the Date of Issuance.

(c)	Medium and Time of Payment. The option price shall be payable in United States dollars upon the exercise of the option, and the exercise of any option and the delivery of the optioned shares shall be contingent upon receipt by the Company of the full purchase price paid in cash or by check.

(d)	Term and Exercise of Options. No option granted hereunder shall be exercisable after the expiration of fourteen (14) years after the Date of Issuance. Subject to the terms of the Plan, any option to the extent vested may be exercised, in whole or in part, from time to time, as to one or more whole shares of Restricted Stock covered by the option, during its period of exercise.

(e)	Period of Exercise of Options. Except as otherwise specifically provided herein:
(1)	No option granted hereunder shall be exercisable until the first anniversary of the Date of Issuance thereof. After the first anniversary of the Date of Issuance, options may be exercised in accordance with the vesting schedule contained in Section 5;

(2)	An option may only be exercised to the extent vested;

(3)	An Optionee may exercise a portion of an option from the date that portion first becomes exercisable until the option expires or is otherwise terminated; and

(4)	In the case of any fractional share resulting from any calculation under the Plan, the shares available for exercise shall be determined to the nearest lower number of whole shares.
(f)	Taxes. The Company shall be under no obligation to deliver any shares of Restricted Stock upon an exercise of an option unless the Optionee shall have paid, or shall have made adequate provisions acceptable to the Company to pay, any and all taxes required to be withheld as a result of the exercise of an option under this Plan.

(g)	Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by any of said Optionee’s options until the date that the Company receives payment in full for the purchase of said shares pursuant to the effective exercise of said option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such payment is received the Company, except as provided in Section 12 hereof.

(h)	Compliance with Securities Exchange Act and Blue-Sky Laws. Notwithstanding anything herein to the contrary, options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3, or any replacement rule, adopted pursuant to the provisions of the Securities Exchange Act of 1934 as the same now exists or may, from time to time, be amended and all applicable state securities laws.

(i)	Other Provisions. The option agreements authorized under the Plan shall contain such other provisions as the Committee shall deem advisable.
Section 7. Notice of Intent to Exercise Options
          Any Optionee desiring to exercise an option granted hereunder as to one or more of the shares covered thereby must, in order to so exercise the option, notify the Secretary of the Company in writing to that effect, specifying the number of shares to be purchased in a form satisfactory to the Committee.

Section 8. Transfer of Options
          Neither the whole nor any part of any option shall be transferable by an Optionee or by operation of law during Optionee’s lifetime. At Optionee’s death an option or any part thereof shall only be transferable by Optionee’s will or by the laws of descent and distribution. An option may be exercised during the lifetime of the Optionee only by the Optionee. Any option, and any and all rights granted to an Optionee thereunder to the extent not theretofore effectively exercised shall automatically terminate and expire upon any sale, transfer or hypothecation or any attempted sale, transfer or hypothecation of such option or rights, or upon the bankruptcy or insolvency of the Optionee. Notwithstanding the foregoing, an option granted to an employee may be transferred with the prior written approval of the Committee by gift, without receipt of any consideration, to a member of the Optionee’s immediate family, or to a trust, partnership or entity for the benefit of the Optionee and/or such immediate family members; provided that the option shall continue to be subject to all terms and conditions of the option agreement and the Plan and the transferee shall execute any and all such documents requested by the Committee in connection with the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.
Section 9. Termination of Employment
          No option may be exercised after the termination of the Optionee’s employment with or retention as a consultant by the Company except as hereinafter provided:
     (a) Death, Disability or Retirement Employees. Options granted to employees under this Plan may be exercised to the extent vested within three (3) years after the termination of the employment of the Optionee by reason of death, Disability or Retirement but in no event later than fourteen (14) years from the Date of Issuance. If a retired Optionee becomes employed on a full-time basis during the three year period following termination of employment with the Company, all options granted pursuant to this Plan shall immediately terminate and may no longer be exercised. All options granted under this Plan and not exercised by such dates shall terminate. For purposes of this Section and Section 10(b), termination date shall mean Optionee’s date of death or the date the Optionee’s employment is terminated due to the Optionee’s Disability or Retirement.
          The legal representative, if any, of the deceased Optionee’s estate, otherwise the appropriate legatees or distributees of the deceased Optionee’s estate, may exercise the option on behalf of such a deceased Optionee.
     (b) Termination of Employment. Options granted to employees of the Company under the Plan may be exercised to the extent vested within three (3) months after a termination of employment, voluntary or involuntary, other than for death, Disability, Retirement or Cause, of the Optionee with the Company but in no event later than fourteen (14) years from the Date of Issuance. All options granted under this Plan not exercised by such date shall terminate.
     (c) Termination for Cause. All options granted under this Plan shall terminate immediately upon the termination of an Optionee’s employment for Cause, unless otherwise specifically agreed to in writing by the Committee.

     (d) Termination of Consultancy. Options granted to Consultants to the Company under the Plan may be exercised to the extent vested within three (3) months after the Optionee’s consultancy and/or employment by the Company is terminated for any reason, but in no event later than ten (10) years from the Date of Issuance. All options granted under this Plan and not exercised by such date shall terminate.
Section 10. Repurchase Rights
     (a) Repurchase Rights. In the event an Optionee is no longer employed by the Company as either an employee or a Consultant for any reason, the Restricted Stock purchased by exercise of options by the Optionee shall be subject to repurchase by the Company pursuant to the terms and conditions contained herein; provided that the Company’s right to repurchase such Restricted Stock shall terminate upon its Sale of the Company or a Qualified Public Offering. The repurchase price shall be the Fair Market Value of each such share as of the date of repurchase of such shares.
     (b) Company Rights. The Company may elect to purchase all or a portion of the Restricted Stock by delivery of written notice (the “Repurchase Notice”) to the holder or holders of the Restricted Stock. In the event the Optionee’s employment is terminated due to death, Disability or Retirement, the Repurchase Notice must be delivered within ninety (90) days after the third anniversary of the termination date of the Optionee. In the event that (i) the Optionee’s employment is terminated due to any reason other than death, Disability or Retirement, or (ii) the Optionee is a Consultant and their retention as a Consultant is terminated, then the Repurchase Notice must be delivered within one hundred and eighty (180) days after the last date Optionee may exercise such option pursuant to Section 9(b) or 9(d). The Repurchase Notice shall set forth the number of shares of Restricted Stock to be acquired from such holder, the aggregate consideration to be paid for such shares, and the time and place for the closing of the transaction.
     (c) Investors’ Rights. If for any reason the Company does not elect to purchase all of an Optionee’s shares of Restricted Stock pursuant to the Company’s repurchase option and the Optionee and his/her permitted transferees own 10,000 or more shares of Restricted Stock, the Investors shall be entitled to exercise the Company’s repurchase option in the manner set forth above for the shares of such Restricted Stock the Company has not elected to purchase (the “Available Shares”). As soon as practicable after the Company has determined that there will be Available Shares, but in any event no later than sixty (60) days prior to expiration of the Company’s period of time to serve the Repurchase Notice, the Company shall deliver written notice (the “Option Notice”) to the Investors setting forth the number of Available Shares and the price for each Available Share. The Investors may elect to purchase any number of Available Shares by delivering written notice to the Company within thirty (30) days after receipt of the Option Notice from the Company. In the event the aggregate number as to which elections are made exceeds the number of Available Shares, the shares shall be allocated pro rata according to the number of shares of Underlying Common Stock held by the Investors at the time of delivery of the Supplemental Repurchase Notice (as hereinafter defined). As soon as practicable, and in any event within fifteen (15) days, after the expiration of the Option Notice period set forth above, the Company shall notify each holder of Restricted Stock subject to purchase as to the number of shares being purchased from such holder by each Investor (the “Supplemental Repurchase Notice”). At the time the Company delivers the Supplemental Repurchase Notice to the holder(s) of Restricted Stock, the Investors shall also receive written notice from the Company setting forth the number of shares each of them is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction. If both the Company and the Investors have exercised their rights to purchase Restricted Stock pursuant to this repurchase option, the number of shares of Restricted Stock to be purchased will be prorated among the Company and the Investors based upon the total number of shares each is to purchase.
     (d) Closing. The closing of the purchase transaction(s) shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase. Notice, which date shall not be more than sixty (60) days and not less than ten (10) days after the delivery of the later of either such notice to be delivered. The Company and/or the Investors will pay for the Restricted Stock to be purchased pursuant to the repurchase option by delivery of a check or checks in the aggregate amount of the total purchase price, The purchasers of such Restricted Stock will be entitled to receive customary representations and warranties from the seller regarding the sale of such Restricted Stock.
Section 11. Acceleration
          The Committee may, in the case of merger, consolidation, dissolution or liquidation of the Company, accelerate the expiration date of any option for any or all of the shares covered thereby (but still giving Optionees a reasonable period of time to exercise any outstanding options prior to the accelerated expiration date) and may, in the case of merger, consolidation, dissolution or liquidation of the Company, or in any other case in which it feels it is in the Company’s best interest, accelerate the date or dates on which any option or any part of any option shall be exercisable for any or all of the shares covered thereby.
Section 12. Stock Dividend-Recapitalization-Consolidation
     (a) In order to prevent the dilution or enlargement of option rights in the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the nature of shares, the Committee shall make appropriate changes in the number of shares covered by this option and in the option prices.
     (b) If, during the term of any option, the Common Stock of the Company shall be changed into another kind of stock of the Company or into securities of another corporation, whether through reorganization, sale, merger, consolidation, or a similar transaction, the Committee will use reasonable efforts to cause adequate provisions to be made whereby the Optionee, shall thereafter be entitled to receive, upon the due exercise of this option, the securities which the Optionee would have been entitled to receive for Common Stock acquired through exercise of this option immediately prior to the effective date of such reorganization, sale, merger, consolidation or similar transaction. If appropriate, adjustment shall be made in the per share or per unit price of the securities purchased on exercise of this option following said reorganization, sale, merger, consolidation or similar transaction.
     (c) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company, to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
Section 13. Restrictions on Transfer
     (a) Transfer of Restricted Stock. An Optionee may not sell, pledge or otherwise transfer any interest in any Restricted Stock except pursuant to the provisions of Sections 14 and 15 hereof (“Exempt Transfers”) and except pursuant to the provisions of this Section 13, provided that in no event may any transfer of Restricted Stock pursuant to this Section 13 be made until the fourth anniversary of the date of issuance of such Restricted Stock or for any consideration other than cash payable upon the consummation of such transfer. At least sixty (60) days prior to making any transfer other than an Exempt Transfer, the Optionee must deliver a written notice (the “Sale Notice”) to the Company. The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s), the number of shares of Restricted Stock proposed to be transferred and the terms and conditions of the proposed transfer. The Optionee (and the Optionee’s transferees) may not consummate any such transfer until sixty (60) days after the Sale Notice has been delivered to the Company.
     (b) First Refusal Rights. The Company may elect to purchase all (but not less than all) of the shares of Restricted Stock proposed to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Optionee within thirty (30) days after the receipt of the Sale Notice by the Company. If the Company has not elected to purchase all of the Restricted Stock proposed to be transferred and the Optionee and his/her permitted transferees own 10,000 or more shares of Restricted Stock, the Investors may elect to purchase all (but not less than all) of the Restricted Stock proposed to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Optionee within sixty (60) days after the receipt of the Sale Notice by the Company. If more than one Investor elects to purchase such Restricted Stock, the number of shares to be purchased by the electing Investors will be allocated among them pro rata on the basis of the number of shares of the Company’s Underlying Common Stock held by them. Any person who has the right to acquire Restricted Stock pursuant to this Section 13(b) will be given up to sixty (60) days after it has been determined that such person has such right to consummate the purchase and sale of such Restricted Stock. If neither the Company nor the Investors have elected to purchase all of the Restricted Stock specified in the Sale Notice, the Optionee may, subject to the provisions of Section 13(c), transfer the Restricted Stock specified in the Sale Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the sixty (60) day period immediately following the expiration of such days. Any shares of Restricted Stock not transferred within sixty (60) day period will continue to be subject to the provisions of this Section 13(b) upon subsequent transfer.
     (c) Certain Permitted Transfers. The restrictions contained in this Section 13 will not apply with respect to an Optionee’s transfer of shares of Restricted Stock (i) pursuant to applicable laws of descent and distribution or (ii) among such Optionee’s family group; provided that in each case the restrictions contained in this Section 13 will continue to be applicable to the Restricted Stock after any such transfer and the transferees of such Restricted Stock have so agreed in writing. An Optionee’s “family group” means such Optionee’s spouse and descendants

(whether natural or adopted) and any trust, partnership or entity solely for the benefit of such Optionee and/or such Optionee’s spouse and/or descendants.
     (d) Termination of Restrictions, The restrictions on the transfer of Restricted Stock set forth in this Section 13 will continue with respect to each share of Restricted Stock until the date on which such Restricted Stock has been transferred in a transaction permitted by this Section (except in a transaction contemplated by Section 13(c)); provided in any event the restrictions on transfers set forth in this Section 13 will terminate with respect to particular shares of Restricted Stock on the first to occur of (i) the ninth anniversary of the date of issuance of the Restricted Stock, (ii) a Qualified Public Offering and (iii) a Sale of the Company.
     (e) Additional Restrictions. Prior to making any transfer of any interest in Restricted Stock to any person or entity, an Optionee must use reasonable efforts to ascertain whether the proposed transferee(s) or any person or entity affiliated with the proposed transferee(s) is a competitor of the Company. If an Optionee has reason to believe that the proposed transferee is or is affiliated with or acting on behalf of such a competitor, the Optionee will not transfer any Restricted Stock to the proposed transferee.
Section 14. Additional Restrictions on Transfer
     (a) Each certificate representing Restricted Stock will bear the following legend
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                     , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE ULTA 3 COSMETICS & SALON, INC., RESTRICTED STOCK OPTION PLAN, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”
     (b) No holder of Restricted Stock may sell, transfer or dispose of any Restricted Stock (except in a Public Offering) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act of 1933, as amended, or under applicable state law is not required in connection with such transfer.
     (c) No holder of Restricted Stock may effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the ninety (90) days after the effectiveness of any Public Offering except as part of the Public Offering if permitted.

     (d) In the event that the Common Stock issued pursuant to any option is subject to an effective registration under the Securities Act of 1933 at the time the Optionee exercises his option, such stock may, in general, be freely transferred unless the Optionee is deemed to be an “affiliate” of the Company as that term is defined in Rule 144 as promulgated by the Securities and Exchange Commission. Optionee is required to comply with the provisions of Rule 144 to the extent such Rule may be applicable to the Common Stock acquired by the Optionee upon the exercise of an option, and to refrain from reoffering, reselling or otherwise disposing of any of the option Common Stock in any manner which would violate the Securities Act of 1933 or any other applicable Federal or State securities law.
Section 15. Sale of the Company
     (a) If the Board of Directors of the Company and the holders of a majority of the Preferred Stock then outstanding approve a Sale of the Company (the “Approved Sale”), the holders of Restricted Stock shall be deemed to consent to and raise no objection against the Approved Sale, and if the Approved Sale is structured as a sale of stock, the holders of Restricted Stock must sell all or the proportionate portion of their shares of Restricted Stock on the terms and conditions approved by the Board and the Investors. The holders of Restricted Stock shall take all necessary and desirable actions in connection with the consummation of the Approved Sale.
     (b) The obligations of the holders of Restricted Stock with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all of the holders of the Company’s Restricted Stock will receive the same form and amount of consideration per share of the Company’s Common Stock, or if any holders are given an option as to the form and amount of consideration to be received, all holders will be given the same option; (ii) all of the holders of the Company’s Common Stock will, after taking into consideration the Conversion Price then in effect on the Company’s Preferred Stock, receive the same form and amount of consideration per share of the Company’s Preferred Stock and (iii) all holders of then exercisable rights to acquire shares of the Company’s Common Stock will be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of the Company’s Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of the Company’s Common Stock received by the holders of the Company’s Common Stock in connection with the Approved Sale less the exercise price (per share of the Company’s Common Stock) of such rights to acquire the Company’s Common Stock by (2) the number of shares of the Company’s Common Stock represented by such rights.
     (c) If the Company or the holders of a majority of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Restricted Stock in conjunction with the holders of the Company’s Common Stock must at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Restricted Stock appoints the purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Restricted Stock declines to appoint the purchaser representative designated by the Company such holder must appoint another purchaser representative (reasonably acceptable to the Company), and such holder will be responsible for the fees of the purchaser representative so appointed.
     (d) Each Optionee and each other holder of Restricted Stock (if any) will bear his pro rata share (based upon the number of shares sold) of the costs of any sale of Common Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of the Company’s Common Stock and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Optionee or any other holder of Common Stock on his own behalf will not be considered costs of the transaction hereunder.
     (e) The provisions of this Section 15 will terminate with respect to particular shares of Restricted Stock upon the first to occur of (i) the ninth anniversary of the date of issuance of the Restricted Stock, (ii) a Qualified Public Offering and (iii) a Sale of the Company.
Section 16. Voting Stock
          So long as the Investors hold any shares of the Company’s Underlying Common Stock, each share of Restricted Stock must be voted as directed by the Directing Investors with respect to a proposed Sale of the Company or in connection with a proposed Public Offering. Optionee and the Company each will take all necessary or desirable actions as are requested by the Directing Investors, in order to cause all shares of Restricted Stock to be voted pursuant to such direction of the Directing Investors. Optionee will deliver to the Company upon purchase of any shares of Restricted Stock, an irrevocable proxy with respect to such shares in favor of the Directing Investors. The provisions of this Section 16 will terminate with respect to particular shares of Restricted Stock upon the first to occur of a Qualified Public Offering or the ninth anniversary of the date of issuance of the Restricted Stock.
Section 17. Amendment of the Plan
          The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of Restricted Stock at the time not subject to outstanding options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without approval of the holders of a majority of the Restricted Stock of the Company, no such revision or amendment shall remove the administration of the Plan from the Committee. Notwithstanding the foregoing, this Plan may be modified by the Board of Directors to eliminate the rights of the Investors with respect to all Restricted Stock issued hereunder with the appropriate consent of the Directing Investors only. No amendment or termination of the Plan shall, without the consent of the Optionee, alter or impair any rights of the Optionee under any option previously granted. Furthermore, the Plan may not, without the approval of the holders of a majority of the equity securities of the Company, be amended in any manner which would result in a failure to comply with Section 16(b)(3) of the Securities Exchange Act of 1934 or similar statutes or rules or regulations adopted thereunder.

Section 18. Granting of Options
          The granting of any option pursuant to this Plan shall be entirely in the discretion of the Committee and nothing herein contained shall be construed to give any employee or Consultant any right to participate under this Plan or to receive any option under it. The granting of an option shall impose no duty upon the Optionee to exercise such option. All options granted to employees under this Plan shall be conditioned upon the execution of, and compliance with, the Company’s Policy Regarding NonCompetition, NonSolicitation and Confidential Information, as in effect from time to time, unless such condition is otherwise specifically waived by the Committee.
          Neither the adoption and maintenance of the Plan nor the granting of an option pursuant to this Plan shall be deemed to constitute a contract of employment between the Company and any employee or to be a condition of the employment of any person. Nothing herein contained shall be deemed to (a) give to any employee or Consultant the right to be retained in the employ of the Company; (b) interfere with the right of the Company to discharge any employee or Consultant at any time; (c) be deemed to give to the Company the right to require an employee or Consultant to remain in its employ; or (d) interfere with an employee’s or Consultant’s right to terminate his employment or consultancy at any time.
Section 19. Government Regulations
          This Plan and the granting and exercise of any option hereunder and the obligation of the Company to sell and deliver shares under any such option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.
Section 20. Proceeds from Sale of Stock
          Proceeds received upon the exercise of an option by any Optionee shall be for the general business purposes of the Company.
Section 21. Reporting Requirements
          The Committee shall furnish each Optionee hereunder with such information relating to the exercise of any option granted hereunder as is required under the Code and applicable State and Federal Securities laws.
Section 22. Miscellaneous
     (a) Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (b) Successors and Assigns. Except as otherwise provided herein, this Plan shall bind and inure to the benefit of and be enforceable by Optionee, the Company, the Investors and their respective successors and assigns (including subsequent holders of Restricted Stock); provided that the rights and obligations of Optionee under this Plan shall not be assignable except in connection with a permitted transfer of Restricted Stock hereunder.
     (c) Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and the holders of Restricted Stock. All other questions concerning the construction, validity and interpretation of this Plan and the exhibits hereto will be governed by the internal law, and not the law of conflicts, of the State of Delaware.
     (d) Third Party Beneficiaries. The parties hereto hereby acknowledge that the Investors are third party beneficiaries to this Plan. Accordingly, the provisions of this Plan applicable to the Investors are intended to enure to the benefit of and be enforceable by the Investors and their assignees.
     (e) Notices. All notices required to be given under this Plan shall be deemed given as of the date of hand delivery or three days after mailing via first class mail. Notices to the Company shall be given to the Chief Financial Officer or such other officer as the Company may designate. Notices to Optionees shall be given at the last mailing address on file with the Company.
          IN WITNESS WHEREOF, the Company has executed this Plan as of December 1, 1998.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:	/s/ Terry J. Hanson
Its:	President & CEO
          IN WITNESS WHEREOF, the Assistant Secretary of the Company hereby certifies that the Plan was approved by consent of the required number of Company Shareholders effective July 27, 1999.

/s/ Charles Weber
Assistant Secretary of the Company

Dated: July 27, 1999

ULTA SALON, COSMETICS & FRAGRANCE, INC.
SECOND AMENDED AND RESTATED
RESTRICTED STOCK OPTION PLAN

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SECTION 19. GOVERNMENT REGULATIONS	14

SECTION 20. PROCEEDS FROM SALE OF STOCK	14

SECTION 21. REPORTING REQUIREMENTS	14

SECTION 22. MISCELLANEOUS	14

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